EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

As an independent registered public accounting firm, we hereby consent to the use, in the Prospectus that forms a part of the Registration Statement on Form S-1/A of Cybergy Holdings, Inc. of our report dated April 13, 2015, relating to the consolidated financial statements of Cybergy Holdings, Inc. as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and for the period from June 2013 (Inception) through December 31, 2013. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Denver, Colorado

September 24, 2015